Exhibit 99.1

FOR IMMEDIATE RELEASE

July 24, 2007

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Second Quarter 2007 Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 120-year-old IBERIABANK (www.iberiabank.com) and Pulaski Bank and Trust Company (www.pulaskibank.com), announced earnings of $10.0 million for the quarter ended June 30, 2007, up 13% compared to the same period in 2006 and up 10% compared to the first quarter of 2007 (“linked quarter basis”). The Company reported fully diluted earnings per share (“EPS”) of $0.78 for the second quarter of 2007, down 13% compared to $0.89 in the same quarter of 2006, and up 2% on a linked quarter basis. The reported EPS of $0.78 included merger-related costs and the impact of recent accounting changes, which management has consistently excluded from its annual EPS guidance. The Company incurred in the second quarter of 2007 merger-related and other severance costs totaling $3.1 million on a pre-tax basis, the aggregate negative impact of which was $0.14 per fully diluted share on an after-tax basis. In addition, the Company incurred $0.2 million in pre-tax expense associated with SFAS 133 and SFAS 123R, or $0.01 per share on an after-tax basis. Excluding these merger-related and severance costs and changes in accounting treatment, the adjusted (non-GAAP) EPS figure was $0.93. The consensus analyst EPS estimate for the second quarter of 2007 for the Company was $0.92 as reported by First Call.

The following table provides a non-GAAP reconciliation of net income and fully diluted earnings per share adjusting for the merger-related and other severance costs that were incurred in the most recent three quarters and the financial impact of recent accounting changes. Management believes this non-GAAP table provides a useful measure of operating earnings trends.

Non-GAAP Pro Forma Net Income And EPS	4Q 2006	1Q 2007	2Q 2007
(After-tax; Dollars in thousands)
Net Income As Reported	$8,915	$9,155	$10,027
Add: Merger-related And Severance Costs	109	873	1,930
Add: Impact of FAS 123R and 133	101	193	117

Net Income – Guidance Basis	$9,125	$10,221	$12,074

(After-tax; Per share basis)
Fully Diluted EPS As Reported	$0.87	$0.76	$0.78
Add: Merger-related And Severance Costs	0.03	0.06	0.14
Add: Impact of FAS 123R and 133	0.02	0.02	0.01

EPS – Guidance Basis	$0.92	$0.84	$0.93

Highlights For The Quarter Ended June 30, 2007

•

Loans. Average loans increased $364 million, or 13%, between the first and second quarters of 2007. On a period-end basis, total loans were $3.2 billion, an increase of $145 million, or 5%, between March 31, 2007 and June 30, 2007.

•

Deposits. Average deposits climbed $332 million, or 11%, on a linked quarter basis. Period-end deposits were $3.4 billion, a decrease of $66 million, or 2%, between March 31, 2007 and June 30, 2007. The Company considers the period-end decline in deposits tied primarily to seasonal tax-related deposit outflows and decreased institutional deposits.

•

Asset Quality. Annualized net charge-offs equated to 0.04% of average loans in the second quarter of 2007, compared to between 0.01% and 0.03% in each of the five preceding quarters. Total nonperforming assets (“NPAs”) increased slightly to 0.45% of total assets at June 30, 2007, compared to 0.42% at March 31, 2007. The increase in the NPA ratio was tied to acquisition-related credits. The franchise in Louisiana reported an NPA ratio of 0.16% at June 30, 2007, or a decrease of two basis points compared to 0.18% at March 31, 2007.

•

Branches. A total of 12 new branch offices have been opened under the Company’s branch expansion initiative. The estimated net after-tax cost of the branches was $0.06 per diluted share in the second quarter of 2007, compared to $0.05 per diluted share in the first quarter of 2007. Total loan balances in these branches were $51 million at June 30, 2007, up 32% compared to March 31, 2007. Similarly, aggregate deposit balances in these branches totaled $69 million at June 30, 2007, up 16% compared to March 31, 2007.

Balance Sheet And Yields

Total assets climbed $150 million, or 3%, since March 31, 2007 to $4.7 billion. Shareholders’ equity remained relatively stable during this period at $472 million at June 30, 2007.

Period-End Loan Volumes ($ in thousands)

Loans	Louisiana Bank			Acquired Entities
	12/31/06	3/31/07	6/30/07	2/1/07	3/31/07	6/30/07	Since Acq.
Commercial	$1,211,099	$1,229,238	$1,306,476	$446,640	$458,857	$495,694	11%
Consumer	546,033	551,469	577,028	239,721	225,165	231,273	-4%
Mortgage	476,870	490,670	501,722	67,216	79,025	67,038	0%

Total Loans	$2,234,002	$2,271,377	$2,385,226	$753,577	$763,047	$794,005	5%
Growth		2%	5%		1%	4%

Total loans increased $145 million, or 5%, from March 31, 2007 to June 30, 2007. Loan growth was exhibited in both the Louisiana and the acquired franchise markets. Over this period, commercial loans climbed $114 million, or 7%, consumer loans increased $32 million, or 4%, permanent residential mortgage loans decreased $4 million, or 1%, and construction loans to retail clients increased $3 million, or 5%, to $57 million at June 30, 2007. Retail construction loans accounted for less than 2% of total loans at June 30, 2007, unchanged compared to March 31, 2007. Loans past due 30 days or more in this category equated to only 0.21% of loans at June 30, 2007.

In addition to retail residential construction loans, the Company also has residential construction exposure through its commercial division that lends to local builders through its subsidiaries. As previously stated in the first quarter, the Company had identified issues with some of these loans in Northwest Arkansas during the due diligence process. At the closing of the Pulaski acquisition, a number of these loans were put on non-accrual status and discounted to expected, realizable value. At the same time, the decision was made to continue to shrink the size of this portfolio. This was a continuation of the strategy put in place by Pulaski over a year ago. Since year-end 2006, the Northwest Arkansas outstanding loan balance has declined by $8.2 million, or 29%, as homes were sold and loans paid down. It is important to note that the Northwest Arkansas housing market continues to see activity despite the slowdown in overall sales. At the end of the second quarter of 2007, the Northwest Arkansas construction loans outstanding totaled $20.6 million. Lot loans accounted for $1.8 million of the total loans outstanding. Non-accrual loans in this market totaled $4.2 million and related discounts totaled $0.8 million. The Company continues to believe the loan discounts and reserves remain adequate to account for the credit risk associated with these loans.

At June 30, 2007, approximately 70% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that reprice within a one-year time frame reduces this figure to 56%.

On a linked quarter basis, the reported yield on average total loans increased nine basis points to 6.89%. On this basis, the yield on commercial loans increased 10 basis points, the mortgage loan yield increased nine basis points, and the consumer loan yield increased one basis point.

The investment portfolio volume decreased $24 million, or 3%, to $817 million at June 30, 2007. The investment portfolio equated to 17% of total assets at June 30, 2007, compared to 18% at March 31, 2007. The Company’s investment portfolio duration lengthened during the quarter. At June 30, 2007, the portfolio had a modified duration of 3.2 years, compared to 2.9 years at March 31, 2007. The Company’s investment portfolio had very limited extension risk. At current projected speeds and other assumptions, the portfolio is expected to generate approximately $240 million in cash flows, or about 29% of the portfolio, over the next 18 months. The portfolio had an unrealized loss of approximately $13 million at June 30, 2007, compared to a loss of $3 million at March 31, 2007. The average yield on investment securities increased 15 basis points on a linked quarter basis, to 5.26% in the second quarter of 2007.

Recent financial media attention has focused on downgrades in mortgage-related investments possessing significant amounts of collateral that is considered “sub-prime” (higher credit risk borrowers), “Alt-A” (low documentation), and/or “second lien” by the large rating agencies. At June 30, 2007, the Company had no investment instruments containing material amounts of this type of collateral. Similarly, as described in detail in the Company’s press release dated March 21, 2007, the Company considers its mortgage origination business exposure to the sub-prime and Alt-A segments as extremely low. Through the first six months of 2007, Pulaski Mortgage Company, a subsidiary of Pulaski Bank and Trust Company, originated $415 million in mortgage loans, of which 0.6% were sub-prime and 4.1% were Alt-A originations.

Period-End Deposit Volumes ($ in thousands)

Deposits	Louisiana Bank			Acquired Entities
	12/31/06	3/31/07	6/30/07	2/1/07	3/31/07	6/30/07	Since Acq.
Noninterest	$354,961	$354,791	$356,902	$96,077	$114,490	$101,212	5%
NOW Accounts	628,541	656,665	638,986	193,400	198,807	195,349	1%
Savings/MMkt	588,202	593,548	589,708	176,322	175,991	183,416	4%
Time Deposits	850,878	852,674	831,599	539,254	545,300	529,353	-2%

Total Deposits	$2,422,582	$2,457,678	$2,417,195	$1,005,053	$1,034,588	$1,009,330	0%
Growth		1%	-2%		3%	-2%

Total deposits at June 30, 2007 decreased $66 million, or 2%, compared to total deposits at March 31, 2007. On this basis, noninterest bearing deposits decreased $11 million, or 2%, and interest bearing deposits decreased $55 million, or 2%. The Company believes seasonal tax-related payments were the primary cause of the deposit decline during the second quarter. The cost of interest bearing deposits in the second quarter of 2007 was 3.60%, an increase of seven basis points on a linked quarter basis. The cost of total interest bearing liabilities increased 11 basis points during this period. The Company’s loans-to-deposits ratio increased from 86.9% at March 31, 2007 to 92.8% at June 30, 2007.

Operating Results

Tax-equivalent net interest income increased $3.3 million, or 11% on a linked quarter basis, driven by average earning asset growth of $456 million, or 13%. On a linked quarter basis, a 10-basis point increase in earning asset yield nearly equated to an 11-basis point increase in the cost of interest bearing liabilities. As a result, the Company’s net interest spread remained essentially stable. The tax-equivalent margin declined four basis points on a linked quarter basis to 3.09% in the second quarter of 2007 (the margin for the Louisiana franchise declined two basis points).

Average Yields/Cost (Taxable Equivalent Basis)

	Louisiana Bank			IBERIABANK Corporation
	4Q06	1Q07	2Q07	4Q06	1Q07	2Q07

Earning Asset Yield	6.20%	6.35%	6.40%	6.20%	6.42%	6.52%
Cost Of Int-Bearing Liabs	3.39%	3.49%	3.55%	3.48%	3.72%	3.83%

Net Interest Spread	2.81%	2.86%	2.86%	2.72%	2.70%	2.69%
Net Interest Margin	3.33%	3.37%	3.35%	3.20%	3.13%	3.09%

Noninterest income in the second quarter of 2007 increased $7.7 million, or 54%, on a linked quarter basis. A portion of the linked quarter increase was the financial impact of the acquisitions for two months in the first quarter of 2007. Additionally, revenue growth in the second quarter was driven by seasonal influences on the mortgage and title businesses. On a linked quarter basis, gains on the sale of mortgage loans climbed $2.1 million, or 75%, and title revenues increased $3.6 million, or 166%. In the Company’s prior earnings release, management indicated the Company’s mortgage and title insurance businesses, on a combined basis, were expected to report an improvement in pre-tax earnings of approximately $1.0 million on a linked quarter basis. During the second quarter of 2007, these businesses generated a combined $1.6 million increase in income before tax on a linked quarter basis. During the second quarter of 2007, the Company reported strong growth in brokerage income and a $0.8 million gain associated with the sale of MasterCard common stock (included in “Other Income.”)

Noninterest expense increased $9.6 million, or 33%, on a linked quarter basis, due primarily to three factors. First, the linked quarter growth was influenced by the full quarter impact of the acquisitions. Second, the Company incurred $3.1 million in pre-tax merger-related and other severance costs during the second quarter of 2007, compared to $1.3 million of these expenses in the first quarter of 2007. Third, the seasonal increase in mortgage originations resulted in a material elevation in commission expense. Financial results in the second quarter had marginal benefit resulting from acquisition cost savings and revenue enhancements. The Company expects to realize the majority of the synergistic benefits of the acquisitions in the third and fourth quarters.

Net income in the second quarter of 2007 totaled $10.0 million, up 10% from $9.2 million on a linked quarter basis, and up 13% compared to one year ago. Return on average assets (“ROA”) was 0.87% for the second quarter of 2007. Similarly, return on average equity (“ROE”) was 8.45%, and return on average tangible equity was 19.34%. Excluding merger-related and other severance costs and changes in accounting treatment, the comparable figures were 1.05%, 10.18%, and 23.12%, respectively.

Asset Quality

The Company believes that its asset quality continues to be very strong. The Company reported net charge-offs totaling $294,000 in the second quarter of 2007, compared to $164,000 in the first quarter of 2007. The ratio of net charge-offs to average loans was 0.04% in the second quarter of 2007, compared to between 0.01% and 0.03% in each of the preceding five quarters.

The Company believes it uses a conservative definition of NPAs. The Company considers NPAs to include nonaccruing loans, accruing loans more than 90 days past due, foreclosed assets, and other real estate owned. NPAs amounted to $21.1 million at June 30, 2007, or 0.45% of total assets, up $1.8 million compared to $19.3 million, or 0.42% of total assets, at March 31, 2007. The acquired entities accounted for $15.9 million of the NPAs at June 30, 2007, up $2.4 million from $13.5 million at March 31, 2007. Loans past due 30 days or more (including nonaccruing loans) represented 1.07% of total loans at June 30, 2007, compared to 1.15% of total loans at March 31, 2007.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

By Entity:	12/31/06	3/31/07	6/30/07
IBERIABANK
30+ days past due	0.25%	0.50%	0.32%
Non-accrual	0.12%	0.14%	0.11%

Total past due	0.37%	0.64%	0.42%
Pulaski Bank & Trust
30+ days past due	—	1.07%	1.54%
Non-accrual	—	1.63%	1.48%

Total past due	—	2.70%	3.02%
Consolidated
30+ days past due	0.25%	0.64%	0.62%
Non-accrual	0.12%	0.51%	0.45%

Total past due	0.37%	1.15%	1.07%

For Pulaski Bank & Trust Company, the increase in past dues was the result primarily of consumer loans in Arkansas and the transition in collection activities in that market. Non-accruals declined during the period, as construction loans identified as impaired at acquisition were paid out.

During the second quarter of 2007, the Company received a $4.9 million payoff on a commercial loan in the New Orleans market that had been rated “classified” for over four years. This loan became past due just prior to the end of the first quarter of 2007 and was the primary reason for the increase in commercial loans past due 30 days or more at March 31, 2007. The Company established specific reserves associated with this credit well before Hurricane Katrina. Upon receipt of the loan payoff, approximately $0.6 million of specific reserves related to this credit were immediately reversed.

At June 30, 2007, the allowance for loan losses was 1.19%, compared to 1.28% at March 31, 2007. Loan loss reserve coverage of nonperforming loans and nonperforming assets at June 30, 2007 were 2.2 and 1.8 times, respectively, compared to 2.4 and 2.0 times, respectively, at March 31, 2007.

Acquisition Update

The operating system and branch conversions for Pulaski Bank and Trust Company were completed March 17-18, 2007. First Community Bank’s conversions were completed April 21-22, 2007. The two financial institutions were merged on April 22, 2007. Since the completion of the merger and conversions, the Company has undertaken a thorough review of its combined operations, competitive product pricing strategies, client focus, and market conditions. As a result of this review, the Company notes the following:

•	To date, the Company reduced staffing by 120 associates, or approximately 8%.

•	Projected annualized personnel-related savings of $4.8 million, contract-related savings of $0.7 million and other annualized savings and revenue enhancements of $1.7 million.

•	The Company continues to anticipate the synergistic benefits will be realized in the second half of 2007.

•

In the latter part of 2006 and early 2007, the acquired entities experienced significant deposit pricing pressures in their local markets as competitors pro-actively targeted clients of the acquired entities. Pricing pressures and deposit mix changes were materially greater than the Company’s management team anticipated. As a result, deposit rates at the acquired entities escalated significantly in 2007. Strategically, the acquired entities and the Company considered retention of high quality clients imperative.

•	Since the acquisitions were completed, the Company experienced no material deposit run-off and loan volume increased by $28 million, or 4%, at the acquired franchises.

•

To date, the Company has incurred an aggregate $7.8 million in merger and other severance costs. Of this amount, $2.8 million of direct costs of the combinations was capitalized, and $5.0 million was expensed. The aggregate amount of $7.8 million is well below the $18.0 million figure the Company initially anticipated at the times the pending acquisitions were announced.

EPS Expectations For 2007

On April 24, 2007, the Company stated its expectations for the full year 2007 EPS to be in the range of $3.85 to $3.90, excluding the impact of merger-related costs (including the additional cost of carrying financing incurred in advance of completion of the acquisitions), the cost of adoption of SFAS 123R, and other changes in accounting treatment. As a result of the impact and timing of the acquisitions and deposit pricing pressures, the Company is modifying its current full year 2007 EPS expectations to be $3.70 to $3.75, excluding merger-related and severance costs and changes in accounting treatment.

The EPS comfort range provided today is based on management’s current information, estimates and assumptions. Factors include the projected shape of the yield curve in 2007 as indicated in forward interest rate curves, the synergistic benefits of the recent acquisitions, and loan and deposit growth. To clarify management’s earnings expectations and address the anticipated timing and financial impact of the acquisitions and the various strategic initiatives, the Company is providing a one-time summary of the Company’s current internally-generated forecast for 2007. This forecast includes projections for quarterly tax-equivalent net interest margin, noninterest income and expense, effective tax rates, and fully diluted shares outstanding.

Non-GAAP Internal Forecast Summary

($ in Millions; EPS in Per Share)	1Q07	2Q07	3Q07	4Q07	Year 2007	Year 2006	Change 2007-06
	Actual	Actual	Mgmt	Mgmt	Mgmt
T/E Net Int Margin	3.13%	3.09%	3.12%	3.14%	3.12%	3.42%	-0.30%
NII After LLP	27.3	31.3	31.8	33.0	123.4	99.3	24%
Service Charges	4.0	5.0	5.1	5.5	19.7	13.2	49%
Title Revenue	2.2	5.8	5.5	4.9	18.4
Mortgage Revenues	2.8	4.9	5.0	4.5	17.2	0.7	2204%
Other Income	5.1	6.1	5.5	5.7	22.3	9.5	134%

Nonint Income	14.2	21.8	21.1	20.5	77.6	23.5	231%
Salaries & Benefits	17.0	21.2	20.9	20.5	79.6	40.0	99%
Occupancy & Equipment	3.9	5.2	5.4	5.4	19.9	9.4	110%
Other Expense	8.3	12.5	9.7	9.7	40.3	23.7	70%

Total NIE	29.3	38.9	36.0	35.6	139.8	73.1	91%

Income Before Tax	12.1	14.2	16.9	17.9	61.2	49.6	23%
Income Tax	3.0	4.1	5.0	5.3	17.4	14.0	25%

Net Income	9.2	10.0	11.9	12.6	43.8	35.7	23%

Effective Tax Rate	24.5%	29.2%	29.5%	29.5%	28.4%	28.1%	0.3%
Merger & Severance	1.3	3.1	—	—	4.4	0.2	2492%
Accounting Changes	0.3	0.2	0.2	0.2	0.9	0.2	504%

Pre-Tax Effect	1.6	3.3	0.2	0.2	5.3	0.3	1538%
Tax Effect	(0.6)	(1.3)	0.0	(0.1)	(2.0)	(0.1)	1744%

Net Income Impact	1.0	2.1	0.2	0.1	3.3	0.2	1522%

Adj Net Income	10.2	12.1	12.1	12.8	47.1	35.9	31%

F-D Shares (000s)	12,084	12,914	12,927	12,843	12,695	9,993	27%
F-D EPS - Reported	$0.76	$0.78	$0.92	$0.98	$3.44	$3.57	-4%
Adjustments	$0.08	$0.15	$0.01	$0.01	$0.27	$0.02	1262%

F-D EPS - Adjusted	$0.84	$0.93	$0.93	$0.99	$3.71	$3.59	3%

(Calculations for some subtotals will not sum due to rounding)

The current forecast assumes total loan growth of approximately $266 million, or 8%, between June 30, 2007 and year-end 2007 (the Company’s current commercial loan pipeline is over $150 million.) Over this same period, the forecast assumes total deposit growth of $67 million, or 2%. While additional merger-related and other severance costs may be incurred during the second half of 2007, these potential costs are excluded from the forecast.

As indicated in the forecast summary above, management’s current internal forecast for full year 2007 EPS is $3.71, excluding merger-related and other severance costs and changes in accounting treatment. Based on this forecast, the Company currently anticipates a return to double-digit EPS growth levels in 2008. The Company considers this a one-time disclosure and undertakes no obligation to provide any periodic updates or additional detail with regard to this forecast.

Capital Position

Average shareholders’ equity increased $58 million, or 14%, on a linked quarter basis. At June 30, 2007, shareholders’ equity was $472 million, unchanged compared to March 31, 2007. The Company’s equity-to-assets ratio was 9.98% at June 30, 2007, compared to 10.31% at March 31, 2007. Book value per share and tangible book value per share remained relatively stable between March 31, 2007 and June 30, 2007. At June 30, 2007, book value and tangible book value per share were $36.64 and $16.81, respectively.

On June 21, 2007, the Company issued $10 million in trust floating rate capital securities at an annual rate equal to three-month LIBOR plus 1.435%. The securities mature in 2037 and can be called without penalty beginning in 2012. These securities were issued to complete the refinancing of $10 million in similar securities held by Pocahontas Bancorp that were called on June 8, 2007.

Tier 1 leverage ratio was 6.91% at June 30, 2007, down 89 basis points compared to 7.80% at March 31, 2007. The decline in this ratio was the result of two primary factors. First, the tier 1 leverage ratio is calculated using a point-in-time numerator (tier 1 capital at quarter-end) divided by a 3-month average denominator (average of regulatory assets over the prior three months). Approximately 80 basis points of the decline between March 31, 2007 and June 30, 2007 were due to the manner in which the ratio is calculated. Second, loan growth partially offset by investment portfolio compression increased the Company’s leverage.

On May 4, 2005, the Board of Directors of the Company authorized the repurchase of up to 375,000 shares (after adjusting for the five-for-four stock split in August 2005). On April 25, 2007, the Board of Directors of the Company authorized a new share repurchase program upon completion of the prior program. The new program authorizes the repurchase of up to 300,000 shares of the Company’s outstanding common stock, or approximately 2.3% of total shares outstanding. Stock repurchases under this new program will be made from time to time, on the open market or in privately negotiated transactions, at the discretion of the management of the Company. The timing of these repurchases will depend on market conditions and other requirements. During the second quarter of 2007, the Company repurchased 27,000 shares at a weighted average price of $52.27 per share.

On June 27, 2007, the Company announced the declaration of a quarterly cash dividend of $0.34 per share, an increase of 13% compared to the same quarter last year. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 3.05%, based on the closing stock price of the Company on July 24, 2007 of $44.64 per share. Based on that closing stock price, the Company’s common stock traded at a price-to-earnings ratio of 11.8 times current consensus analyst estimates of $3.78 per fully diluted EPS for 2007 and 10.3 times the average analyst 2008 estimate of $4.32. This price also equates to 1.22 times June 30, 2007 book value per share of $36.64.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 142 combined offices, including 82 bank branch offices in Louisiana, Arkansas, Tennessee, and Oklahoma, 28 mortgage offices in eight states, and 32 title insurance offices in Arkansas and Louisiana. The Company’s common stock trades on the Nasdaq Global Market under the symbol “IBKC” and the Company’s market capitalization is approximately $575 million.

The following investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	FIG Partners, LLC

•	FTN Midwest Securities Corp.

•	Howe Barnes Hoefer & Arnett, Inc.

•	Keefe, Bruyette & Woods

•	Robert W. Baird & Company

•	Stanford Group Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, July 25, 2007, beginning at 8:00 a.m. Central Time by dialing 1-888-639-6205. The confirmation code for the call is 879256. A replay of the call will be available until midnight Central Time on August 1, 2007 by dialing 1-800-475-6701. The confirmation code for the replay is 879256.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, sufficiency of our allowance for loan losses, changes in interest rates, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended June 30,			For The Quarter Ended March 31,
	2007	2006	% Change	2007	% Change

Income Data (in thousands):
Net Interest Income	$30,664	$22,755	35%	$27,490	12%
Net Interest Income (TE) (1)	31,883	23,587	35%	28,599	11%
Net Income	10,027	8,855	13%	9,155	10%

Per Share Data:
Net Income - Basic	$0.80	$0.95	(15)%	$0.79	2%
Net Income - Diluted	0.78	0.89	(13)%	0.76	2%
Book Value	36.64	27.56	33%	36.65	(0)%
Tangible Book Value (2)	16.81	17.22	(2)%	16.98	(1)%
Cash Dividends	0.34	0.30	13%	0.32	6%

Number of Shares Outstanding:
Basic Shares (Average)	12,456,110	9,354,218	33%	11,556,653	8%
Diluted Shares (Average)	12,914,251	9,939,973	30%	12,084,051	7%
Book Value Shares (Period End) (3)	12,884,113	9,664,358	33%	12,886,128	(0)%

Key Ratios: (4)
Return on Average Assets	0.87%	1.19%		0.91%
Return on Average Equity	8.45%	13.19%		8.88%
Return on Average Tangible Equity (2)	19.34%	21.44%		16.67%
Net Interest Margin (TE) (1)	3.09%	3.44%		3.13%
Efficiency Ratio	74.1%	62.3%		70.4%
Tangible Efficiency Ratio (TE) (1) (2)	70.8%	59.0%		66.0%
Average Loans to Average Deposits	90.5%	84.3%		88.5%
Nonperforming Assets to Total Assets (5)	0.45%	0.20%		0.42%
Allowance for Loan Losses to Loans	1.19%	1.79%		1.28%
Net Charge-offs to Average Loans	0.04%	0.02%		0.02%
Average Equity to Average Total Assets	10.29%	9.06%		10.25%
Tier 1 Leverage Ratio	6.91%	7.46%		7.80%
Dividend Payout Ratio	43.7%	32.7%		45.0%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)	June 30,			March 31, 2007	December 31, 2006
	2007	2006	% Change
ASSETS
Cash and Due From Banks	$88,911	$63,295	40.5%	$128,860	$51,078
Interest-bearing Deposits in Banks	54,540	15,550	250.7%	19,315	33,827

Total Cash and Equivalents	143,451	78,845	81.9%	148,175	84,905
Investment Securities Available for Sale	755,633	595,313	26.9%	778,997	558,832
Investment Securities Held to Maturity	61,179	24,542	149.3%	61,751	22,520

Total Investment Securities	816,812	619,855	31.8%	840,748	581,352
Mortgage Loans Held for Sale	97,358	13,459	623.4%	84,827	54,273
Loans, Net of Unearned Income	3,179,231	2,033,136	56.4%	3,034,424	2,234,002
Allowance for Loan Losses	(37,826)	(36,419)	3.9%	(38,711)	(29,922)

Loans, net	3,141,405	1,996,717	57.3%	2,995,713	2,204,080
Premises and Equipment	125,948	64,511	95.2%	123,487	71,007
Goodwill and Other Intangibles	255,538	100,003	155.5%	253,526	99,070
Mortgage Servicing Rights	27	65	(58.8)%	34	42
Other Assets	151,261	104,154	45.2%	135,488	108,307

Total Assets	$4,731,800	$2,977,609	58.9%	$4,581,998	$3,203,036

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$458,113	$348,796	31.3%	$469,281	$354,961
Interest-bearing Deposits	2,968,412	2,020,098	46.9%	3,022,985	2,067,621

Total Deposits	3,426,525	2,368,894	44.6%	3,492,266	2,422,582
Short-term Borrowings	349,799	745	46857.5%	127,839	100,000
Securities Sold Under Agreements to Repurchase	117,323	82,033	43.0%	122,258	102,605
Long-term Debt	331,780	243,133	36.5%	335,417	236,997
Other Liabilities	34,252	16,422	108.6%	31,946	21,301

Total Liabilities	4,259,679	2,711,227	57.1%	4,109,726	2,883,485
Total Shareholders’ Equity	472,121	266,382	77.2%	472,272	319,551

Total Liabilities and Shareholders’ Equity	$4,731,800	$2,977,609	58.9%	$4,581,998	$3,203,036

INCOME STATEMENT	For The Three Months Ended June 30,			For The Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
Interest Income	$65,816	$39,893	65.0%	$122,916	$77,380	58.8%
Interest Expense	35,152	17,138	105.1%	64,761	32,205	101.1%

Net Interest Income	30,664	22,755	34.8%	58,155	45,175	28.7%
Provision for Loan Losses	(595)	(1,902)	(68.7)%	(384)	(1,467)	(73.8)%

Net Interest Income After Provision for Loan Losses	31,259	24,657	26.8%	58,539	46,642	25.5%
Service Charges	5,025	3,242	55.0%	9,046	6,244	44.9%
ATM / Debit Card Fee Income	1,085	859	26.4%	2,047	1,659	23.3%
BOLI Proceeds and Cash Surrender Value Income	592	515	14.9%	2,087	1,024	103.9%
Gain on Sale of Loans, net	4,910	393	1149.1%	7,719	786	882.1%
Title Revenue	5,824	—	—	8,017	—	—
Broker Commissions	1,388	955	45.3%	2,664	1,897	40.4%
Other Noninterest Income	2,977	(706)	521.8%	4,372	(85)	5240.1%

Total Noninterest Income	21,801	5,258	314.6%	35,952	11,525	212.0%
Salaries and Employee Benefits	21,169	9,440	124.2%	38,218	19,011	101.0%
Occupancy and Equipment	5,160	2,291	125.2%	9,095	4,631	96.4%
Amortization of Acquisition Intangibles	673	283	138.0%	1,209	573	110.8%
Other Noninterest Expense	11,899	5,448	118.4%	19,682	10,362	90.0%

Total Noninterest Expense	38,901	17,462	122.8%	68,204	34,577	97.3%
Income Before Income Taxes	14,159	12,453	13.7%	26,287	23,590	11.4%
Income Taxes	4,132	3,598	14.8%	7,105	6,689	6.2%

Net Income	$10,027	$8,855	13.2%	$19,182	$16,901	13.5%

Earnings Per Share, diluted	$0.78	$0.89	(12.8)%	$1.53	$1.71	(10.0)%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006
ASSETS
Cash and Due From Banks	$79,968	$73,422	$49,304	$49,863	$53,353
Interest-bearing Deposits in Banks	32,324	42,549	18,661	11,415	44,704
Investment Securities	824,705	755,780	608,489	619,057	648,391
Mortgage Loans Held for Sale	89,505	55,726	22,398	17,166	11,691
Loans, Net of Unearned Income	3,112,722	2,749,118	2,204,048	2,089,350	1,989,875
Allowance for Loan Losses	(38,421)	(34,965)	(33,899)	(35,642)	(38,581)
Other Assets	522,970	434,815	279,359	271,198	263,180

Total Assets	$4,623,773	$4,076,445	$3,148,360	$3,022,407	$2,972,613

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$448,652	$409,774	$342,374	$334,453	$331,272
Interest-bearing Deposits	2,989,449	2,696,535	2,064,653	2,018,469	2,029,683

Total Deposits	3,438,101	3,106,309	2,407,027	2,352,922	2,360,955
Short-term Borrowings	222,110	113,537	77,978	43,101	3,399
Securities Sold Under Agreements to Repurchase	123,116	110,851	98,216	96,942	76,440
Long-term Debt	331,561	297,614	243,573	238,058	243,462
Other Liabilities	33,178	30,099	23,296	17,240	19,117

Total Liabilities	4,148,066	3,658,410	2,850,090	2,748,263	2,703,373
Total Shareholders’ Equity	475,707	418,035	298,270	274,144	269,240

Total Liabilities and Shareholders’ Equity	$4,623,773	$4,076,445	$3,148,360	$3,022,407	$2,972,613

	2007			2006
INCOME STATEMENT	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Interest Income	$65,816	$57,100	$44,266	$43,645	$39,893
Interest Expense	35,152	29,610	21,845	19,719	17,138

Net Interest Income	30,664	27,490	22,421	23,926	22,755
Provision for Loan Losses	(595)	211	(3,947)	(2,389)	(1,902)

Net Interest Income After Provision for Loan Losses	31,259	27,279	26,368	26,315	24,657
Total Noninterest Income	21,801	14,152	4,651	7,275	5,258
Total Noninterest Expense	38,901	29,303	18,960	19,591	17,462

Income Before Income Taxes	14,159	12,128	12,059	13,999	12,453
Income Taxes	4,132	2,973	3,144	4,120	3,598

Net Income	$10,027	$9,155	$8,915	$9,879	$8,855

Earnings Per Share, basic	$0.80	$0.79	$0.93	$1.06	$0.95

Earnings Per Share, diluted	$0.78	$0.76	$0.87	$0.99	$0.89

Book Value Per Share	$36.64	$36.65	$31.07	$28.90	$27.56

Return on Average Assets	0.87%	0.91%	1.12%	1.30%	1.19%
Return on Average Equity	8.45%	8.88%	11.86%	14.30%	13.19%
Return on Average Tangible Equity	19.34%	16.67%	18.15%	22.90%	21.44%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE	June 30,			March 31, 2007	December 31, 2006
	2007	2006	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$511,636	$451,476	13.3%	$515,423	$431,585
Construction/ Owner Occupied	57,123	31,586	80.8%	54,272	45,285

Total Residential Mortgage Loans	568,759	483,062	17.7%	569,695	476,870
Commercial Loans:
Real Estate	1,229,037	620,760	98.0%	1,163,034	750,051
Business	573,133	396,885	44.4%	525,061	461,048

Total Commercial Loans	1,802,170	1,017,645	77.1%	1,688,095	1,211,099
Consumer Loans:
Indirect Automobile	235,006	227,406	3.3%	228,099	228,301
Home Equity	396,341	228,955	73.1%	393,835	233,885
Automobile	33,457	23,093	44.9%	32,719	24,179
Credit Card Loans	51,216	7,842	553.1%	47,411	8,829
Other	92,282	45,133	104.5%	74,570	50,839

Total Consumer Loans	808,302	532,429	51.8%	776,634	546,033

Total Loans Receivable	3,179,231	2,033,136	56.4%	3,034,424	2,234,002

Allowance for Loan Losses	(37,826)	(36,419)		(38,711)	(29,922)

Loans Receivable, Net	$3,141,405	$1,996,717		$2,995,713	$2,204,080

ASSET QUALITY DATA	June 30,			March 31, 2007	December 31, 2006
	2007	2006	% Change
Nonaccrual Loans	$14,250	$4,340	228.4%	$15,556	$2,701
Foreclosed Assets	12	14	(15.5)%	11	8
Other Real Estate Owned	4,254	273	1458.8%	3,340	2,000
Accruing Loans More Than 90 Days Past Due	2,584	1,469	75.9%	395	310

Total Nonperforming Assets (1)	$21,100	$6,096	246.1%	$19,302	$5,019

Nonperforming Assets to Total Assets (1)	0.45%	0.20%	117.8%	0.42%	0.16%
Nonperforming Assets to Total Loans and OREO (1)	0.66%	0.30%	121.1%	0.64%	0.22%
Allowance for Loan Losses to Nonperforming Loans (1)	224.7%	627.0%	(64.2)%	242.7%	993.7%
Allowance for Loan Losses to Nonperforming Assets (1)	179.3%	597.4%	(70.0)%	200.6%	596.2%
Allowance for Loan Losses to Total Loans	1.19%	1.79%	(33.6)%	1.28%	1.34%
Year to Date Charge-offs	$1,816	$1,487	22.1%	$894	$2,621
Year to Date Recoveries	$(1,358)	$(1,291)	5.2%	$(730)	$(2,264)

Year to Date Net Charge-offs	$458	$196	133.5%	$164	$357

Quarter to Date Net Charge-offs	$294	$117	150.6%	$164	$85

(1) Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.
DEPOSITS	June 30,			March 31, 2007	December 31, 2006
	2007	2006	% Change
Noninterest-bearing Demand Accounts	$458,113	$348,796	31.3%	$469,281	$354,961
NOW Accounts	834,336	628,335	32.8%	855,472	628,541
Savings and Money Market Accounts	773,124	584,396	32.3%	769,539	588,202
Certificates of Deposit	1,360,952	807,367	68.6%	1,397,974	850,878

Total Deposits	$3,426,525	$2,368,894	44.6%	$3,492,266	$2,422,582

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	June 30, 2007		March 31, 2007		June 30, 2006
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)

ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$569,351	5.85%	$538,731	5.76%	$472,601	5.49%
Commercial Loans (TE) (1)	1,751,960	6.91%	1,515,352	6.81%	988,018	6.47%
Consumer and Other Loans	791,411	7.59%	695,035	7.58%	529,256	7.11%

Total Loans	3,112,722	6.89%	2,749,118	6.80%	1,989,875	6.41%
Mortgage Loans Held for Sale	89,505	5.64%	55,726	6.09%	11,691	6.15%
Investment Securities (TE) (1)(2)	827,002	5.26%	759,401	5.11%	659,552	4.67%
Other Earning Assets	63,829	6.15%	73,192	5.91%	64,863	5.00%

Total Earning Assets	4,093,058	6.52%	3,637,437	6.42%	2,725,981	5.95%
Allowance for Loan Losses	(38,421)		(34,965)		(38,581)
Nonearning Assets	569,136		473,973		285,213

Total Assets	$4,623,773		$4,076,445		$2,972,613

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$845,560	2.62%	$787,584	2.70%	$637,921	2.43%
Savings and Money Market Accounts	770,496	2.79%	701,912	2.73%	593,040	1.85%
Certificates of Deposit	1,373,393	4.67%	1,207,039	4.53%	798,722	3.67%

Total Interest-bearing Deposits	2,989,449	3.60%	2,696,535	3.53%	2,029,683	2.75%
Short-term Borrowings	345,226	4.48%	224,388	4.12%	79,839	2.35%
Long-term Debt	331,561	5.23%	297,614	5.20%	243,462	4.47%

Total Interest-bearing Liabilities	3,666,236	3.83%	3,218,537	3.72%	2,352,984	2.91%
Noninterest-bearing Demand Deposits	448,652		409,774		331,272
Noninterest-bearing Liabilities	33,178		30,099		19,117

Total Liabilities	4,148,066		3,658,410		2,703,373
Shareholders’ Equity	475,707		418,035		269,240

Total Liabilities and Shareholders’ Equity	$4,623,773		$4,076,445		$2,972,613

Net Interest Spread	$30,664	2.69%	$27,490	2.70%	$22,755	3.04%
Tax-equivalent Benefit	1,219	0.12%	1,109	0.12%	832	0.12%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$31,883	3.09%	$28,599	3.13%	$23,587	3.44%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Six Months Ended
	June 30, 2007		June 30, 2006
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$554,126	5.81%	$466,972	5.46%
Commercial Loans (TE) (1)	1,634,310	6.87%	964,656	6.39%
Consumer and Other Loans	743,489	7.59%	529,364	7.07%

Total Loans	2,931,925	6.85%	1,960,992	6.35%
Mortgage Loans Held for Sale	72,709	5.81%	10,634	6.26%
Investment Securities (TE) (1)(2)	793,388	5.19%	639,937	4.63%
Other Earning Assets	68,485	6.02%	69,615	4.72%

Total Earning Assets	3,866,507	6.47%	2,681,178	5.90%
Allowance for Loan Losses	(36,702)		(38,399)
Nonearning Assets	521,816		287,510

Total Assets	$4,351,621		$2,930,289

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$816,732	2.65%	$624,826	2.29%
Savings and Money Market Accounts	736,393	2.76%	577,305	1.75%
Certificates of Deposit	1,290,676	4.60%	786,881	3.55%

Total Interest-bearing Deposits	2,843,801	3.57%	1,989,012	2.63%
Short-term Borrowings	285,141	4.34%	73,516	2.13%
Long-term Debt	314,682	5.21%	245,338	4.41%

Total Interest-bearing Liabilities	3,443,624	3.78%	2,307,866	2.81%
Noninterest-bearing Demand Deposits	429,320		333,929
Noninterest-bearing Liabilities	31,647		19,826

Total Liabilities	3,904,591		2,661,621
Shareholders’ Equity	447,030		268,668

Total Liabilities and Shareholders’ Equity	$4,351,621		$2,930,289

Net Interest Spread	$58,155	2.69%	$45,175	3.09%
Tax-equivalent Benefit	2,328	0.12%	1,691	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$60,483	3.11%	$46,866	3.48%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands)

	For The Three Months Ended
	6/30/2007	3/31/2007	6/30/2006
Net Interest Income	$30,664	$27,490	$22,755
Effect of Tax Benefit on Interest Income	1,219	1,109	832

Net Interest Income (TE) (1)	31,883	28,599	23,587

Noninterest Income	21,801	14,152	5,258
Effect of Tax Benefit on Noninterest Income	319	805	277

Noninterest Income (TE) (1)	22,120	14,957	5,535

Total Revenues (TE) (1)	$54,003	$43,556	$29,122

Total Noninterest Expense	$38,901	$29,303	$17,462
Less Intangible Amortization Expense	(673)	(536)	(283)

Tangible Operating Expense (2)	$38,228	$28,767	$17,179

Return on Average Equity	8.45%	8.88%	13.19%
Effect of Intangibles (2)	10.89%	7.79%	8.25%

Return on Average Tangible Equity (2)	19.34%	16.67%	21.44%

Efficiency Ratio	74.1%	70.4%	62.3%
Effect of Tax Benefit Related to Tax Exempt Income	(2.1)%	(3.1)%	(2.3)%

Efficiency Ratio (TE) (1)	72.0%	67.3%	60.0%
Effect of Amortization of Intangibles	(1.2)%	(1.3)%	(1.0)%

Tangible Efficiency Ratio (TE) (1) (2)	70.8%	66.0%	59.0%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.